FIRST AMENDMENT TO

INVESTMENT SUB-ADVISORY AGREEMENT

BY AND BETWEEN

SECURIAN ASSET MANAGEMENT, INC.

AND

WELLINGTON MANAGEMENT COMPANY LLP

(Securian Funds Trust)

THIS FIRST AMENDMENT TO INVESTMENT SUB-ADVISORY AGREEMENT (the “Amendment”), is entered into as of May 23, 2023, and effective as of June 1, 2023 (the “Effective Date”), by and between SECURIAN ASSET MANAGEMENT, INC., a Minnesota corporation, formerly known as Advantus Capital Management, Inc. (the “Adviser”), and WELLINGTON MANAGEMENT COMPANY LLP, a Delaware limited liability partnership (the “Sub-Adviser”). All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Sub-Advisory Agreement (as defined below).

RECITALS

WHEREAS, the Adviser and the Sub-Adviser are party to that certain Investment Sub- Advisory Agreement, dated as of November 20, 2017 (the “Sub-Advisory Agreement”), pursuant to which the Sub-Adviser provides investment sub-advisory services to the SFT Wellington Core Equity Fund, a series of Securian Funds Trust (the “Trust”);

WHEREAS, on or about May 1, 2018, Adviser filed an amendment to its Articles of Incorporation with the Office of the Minnesota Secretary of State, Filing Number 1014975400055, pursuant to which the Adviser changed its corporate name from “Advantus Capital Management, Inc.” to “Securian Asset Management, Inc.”;

WHEREAS, the Adviser and Sub-Adviser mutually desire to amend certain provisions of the Sub-Advisory Agreement, as specifically set forth below; and

WHEREAS, pursuant to Section 14 of the Sub-Advisory Agreement, the Sub-Advisory Agreement may be amended by written approval by both parties and only if such amendment is specifically approved by the vote of a majority of the trustees of the Trust who are not interested persons of any party to the Sub-Advisory Agreement, cast in person at a meeting called for the purpose of voting on such approval. Notwithstanding the foregoing, the Sub-Advisory Agreement may be amended without shareholder approval to the extent such is permitted under then-current regulatory interpretations of the Investment Company Act of 1940.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Adviser and the Sub-Adviser agree as follows:

1. Incorporation of Recitals. Each of the above recitals is true and correct and are incorporated herein by reference.

2. Compensation for Services. As of the Effective Date, Exhibit A (Schedule of Fees) to the Sub-Advisory Agreement is deleted in its entirety and replaced with Exhibit A attached to this Amendment.

3. Authorization. The Trust and Adviser each represent and warrant that the execution and delivery of this Amendment is within its corporate power, has been duly authorized by all necessary corporate action, and constitutes a valid and legally binding agreement enforceable against it in accordance with its terms.

4. Limited Effect. Except as set forth herein, the remaining terms and conditions of the Sub-Advisory Agreement are hereby ratified and confirmed, are in full force and effect, and shall not otherwise be affected by this Amendment.

5. Captions. The captions in this Amendment are for convenience of reference only and shall not defined or limit the provisions thereof.

6. Severability. If any provision of this Amendment shall be declared illegal, invalid, or unenforceable in any jurisdiction, then such provision shall be deemed to be severable from this Amendment (to the extent permitted by law) and in any event such illegality, invalidity or unenforceability shall not affect the remainder of the Sub-Advisory Agreement or this Amendment.

7. Counterparts; Electronic Execution. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original copy, and which together shall constitute one and the same instrument binding upon all parties hereto, notwithstanding that all of such parties may not have executed the same counterpart. The parties each acknowledge and agree that electronic signature via DocuSign shall constitute an original signature and shall be fully valid and binding upon such party. Delivery of an executed counterpart of a signature page to this Amendment by facsimile or other electronic method of transmission, including without limitation DocuSign, shall be equally as effective as delivery of an original executed counterpart of this Amendment.

[Signature page follows]

IN WITNESS WHEREOF, the Adviser and the Sub-Adviser have caused this Amendment to be duly executed and delivered by their respective authorized officers as of the day and year first above written.

ADVISER:		SUB-ADVISER:

SECURIAN ASSET MANAGEMENT, INC., a Minnesota corporation		WELLINGTON MANAGEMENT COMPANY LLP, a Delaware limited liability partnership

By:	/s/ Suzette L. Huovinen	By:	/s/ Desmond Havlicek
	Suzette L. Huovinen		Desmond Havlicek
Title:	President	Title:	Senior Managing Director

[Signature page to First Amendment to Sub-Advisory Agreement by and between Securian

Asset Management, Inc., and Wellington Management Company LLP, dated May 23, 2023, and effective June 1, 2023]

EXHIBIT A

(as amended May 23, 2023, to be effective as of June 1, 2023)

SCHEDULE OF FEES

In payment for the investment sub-advisory services to be rendered by the Sub-Adviser in respect of the Fund, the Adviser shall pay to the Sub-Adviser as full compensation for all services hereunder a fee computed at an annual rate which shall be a percentage of the average daily value of the net assets of the Fund. The fee shall be accrued daily and shall be based on the net asset value of the Fund assets as determined as of the close of each business day. The fee shall be payable quarterly by Adviser to Sub-Adviser within thirty (30) days after quarter end upon Adviser’s receipt and approval of a worksheet created by the Sub-Adviser which sets forth the supporting documentation upon which Sub-Adviser relied to calculate such fee.

The amount of such annual fee, as applied to the average daily value of the net assets of the Fund shall be as described in the schedule below:

Assets	Annual Fee
First $50 million	0.31%
Assets over $50 million	0.27%

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